Exhibit 99.1

Contact: Deepak Chaudhry
Phone: (812) 962-5095

FOR IMMEDIATE RELEASE

Accuride Corporation Reports First Quarter Results for 2003

EVANSVILLE, Ind. – May 6, 2003 – Accuride Corporation today announced net sales of $88.2 million for the first quarter ended March 31, 2003.  This compares to net sales of $77.8 million for the first quarter of 2002, an increase of 13.4%.  The increase reflects the continuing recovery in the commercial vehicle market, led by the trailer industry which experienced a first quarter production increase of 84% over first quarter 2002 levels.

Adjusted EBITDA of $16.8 million for the first quarter ended March 31, 2003, is up from $13.1 million for the first quarter of 2002.  The resulting EBITDA margin has increased to 19.0% of net sales from 16.8% of net sales in last year’s first quarter.  The purposes and reconciliation to the nearest GAAP measure of Adjusted EBITDA for the Company are set forth on page 4 of this press release.

The Company’s liquidity position remained strong at March 31, 2003, with $41.2 million in cash.

“All in all we are pleased with the results of the first quarter.  The industry has weathered the spike in diesel fuel prices and weak demand in Class 8 trucks following the October 1, 2002 EPA emissions change better than many had expected.  In addition, light vehicle production remains robust due in part to the step-up in incentives.  The result was stronger than anticipated demand,” said Terry Keating, Accuride’s President and CEO.

-more-

Accuride Corporation

May 6, 2003

The company will conduct a conference call to review and discuss its first quarter results on Tuesday, May 6, 2003, at 10:00 AM (Central Time).  The phone number to access the conference call is 888-428-4478 in the United States, or 612-288-0337 internationally.  A replay will be available beginning today at 3:30 PM (Central Time), through May 13, 2003, by calling 800-475-6701 in the United States, or 320-365-3844 internationally, access code 682942.  The financial results for the three-month period ended March 31, 2003 will also be archived at http://www.accuridecorp.com.

Accuride Corporation is North America’s largest manufacturer and supplier of wheels for heavy/medium trucks and trailers.  The Company offers the broadest product line in the North American heavy/medium wheel industry and is the only North American manufacturer and supplier of both steel and forged aluminum heavy/medium wheels.  Accuride Corporation also produces wheels for buses, commercial light trucks and sport utility vehicles, and for passenger cars.  Accuride Corporation has steel wheel operations in Henderson, Kentucky; London, Ontario, Canada; and in Monterrey, Mexico.  Accuride has aluminum wheel operations in Erie, Pennsylvania, and Cuyahoga Falls, Ohio.  Additionally, the Company produces tire molds at its Erie, Pennsylvania, facility.  Accuride is also involved in a commercial tire and wheel assembly joint venture in Springfield, Ohio. For more information, visit Accuride’s website at http://www.accuridecorp.com.

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Accuride assumes no obligation to update the information included in this release.

-more-

Accuride Corporation

May 6, 2003

ACCURIDE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS)
(UNAUDITED)

	Three Months Ended March 31,
	2003	2002

NET SALES	$88,248	$77,804
COST OF GOODS SOLD	72,627	66,077
GROSS PROFIT	$15,621	$11,727

OPERATING EXPENSES:
Selling, General & Administrative	5,889	6,736

INCOME FROM OPERATIONS	9,732	4,991

OTHER INCOME (EXPENSE):
Interest Income	72	90
Interest (Expense)	(8,912)	(10,014)
Equity in Earnings of Affiliates	181	39
Other Income (Expense), Net	(613)	865

INCOME (LOSS) BEFORE INCOME TAXES	460	(4,029)

INCOME TAX PROVISION (BENEFIT)	1,038	(655)

NET INCOME (LOSS)	$(578)	$(3,374)

-more-

Accuride Corporation

May 6, 2003

ACCURIDE CORPORATION
CONSOLIDATED EBITDA
(DOLLARS IN THOUSANDS)
(UNAUDITED)

	Three Months Ended March 31,
	2003	2002

INCOME (LOSS) FROM OPERATIONS	$9,732	$4,991
Depreciation	6,856	7,109
Equity in Earnings of Affiliates	181	39
EBITDA	$16,769	$12,139

ADJUSTMENTS	—	987

ADJUSTED EBITDA	$16,769	$13,126

Adjusted EBITDA is not intended to represent cash flows as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. We have included information concerning Adjusted EBITDA because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in our industry.  Additionally, Adjusted EBITDA is a basis upon which the Company assesses its financial performance, incentive compensation, and certain covenants in the Company’s borrowing arrangements are tied to similar measures.

Adjusted EBITDA for 2003 represents income from operations plus depreciation plus equity in earnings of affiliates.  Adjusted EBITDA for 2002 represents income from operations plus depreciation plus equity in earnings of affiliates, plus (i) $0.9 million of costs related to a reduction in the employee workforce, (ii) $0.1 million of costs related to corporate business development.

###